UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2012

COMPUTER SCIENCES CORPORATION (Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive Falls Church, Virginia		22042
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 6, 2012, Computer Sciences Corporation (“CSC”) entered into a mandate letter with The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent and lead arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger, and Bank of America, N.A., as syndication agent, relating to a planned $250 million delayed draw term loan facility, which is referred to herein as the planned term loan facility. The lead arrangers have received commitments from a syndicate of lenders for $250 million, subject to final documentation and the satisfaction of certain customary closing conditions.

CSC expects the planned term loan facility to provide for term loans to be made within five months of the closing of the facility in an aggregate amount of up to $250 million. CSC expects the planned term loan facility will have a maturity date of four years from the closing of the facility. The net proceeds of the loans made under the planned term loan facility may be used for general corporate purposes, including refinancing of existing debt. Further, CSC expects that the planned term loan facility will also contain restrictive covenants, including restrictions on liens, consolidations, mergers and sales, and require the maintenance of certain financial ratios. The closing of the planned term loan facility is anticipated to occur in September 2012, subject to the satisfaction of certain closing conditions. There can be no assurance, however, that CSC will complete this transaction on the basis of these terms and conditions, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: September 11, 2012	By:	/s/ William L. Deckelman, Jr.
William L. Deckelman, Jr.
Vice President and General Counsel